UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2012

SHORE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

18 East Dover Street, Easton, Maryland 21601

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 763-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements.

On March 15, 2012, the Compensation Committee of the Board of Directors of Shore Bancshares, Inc. (the “Company”) granted nonqualified stock options to Lloyd L. Beatty, Jr., Susan E. Leaverton and F. Winfield Trice, Jr. under the Company’s 2006 Stock and Incentive Compensation Plan (the “Plan”) and entered into a Nonqualified Stock Option Agreement with each of them (each, an “Option Agreement”). Mr. Beatty serves as a director and the President and Chief Operating Officer of the Company, Ms. Leaverton serves as the Company’s Treasurer and Principal Accounting Officer, and Mr. Trice serves as a director of the Company and as President of CNB, a bank subsidiary of the Company. Mr. Beatty’s option entitles him to purchase 22,590 shares of the common stock of the Company at an exercise price of $6.64 per share, and the options granted to Ms. Leaverton and Mr. Trice entitle each of them to purchase 13,554 shares at an exercise price of $6.64 per share. Each option has a 10-year term. Fifty percent of each option vests on March 15, 2014 and the remaining 50% vests on March 15, 2015, although, subject to the terms of the Plan, the options will immediately vest and become exercisable in full upon a Change in Control of the Company (as defined in the Plan). In addition, the Compensation Committee may accelerate the vesting of the options, in whole or in part, at any time and for any reason.

The number of shares subject to the options and the exercise price thereof are subject to adjustment as provided in the Plan in the event of certain events affecting the outstanding shares of common stock.

If an optionee retires from employment with the Company or its subsidiaries in accordance with the Company’s retirement plan, then the unexercised portion of his or her option that has vested will remain exercisable until the earlier of 90 days following the date of retirement or the stated expiration date of the option. In the event the optionee’s employment terminates due to death or disability, the unexercised portion of his or her option that has vested will remain exercisable until the earlier of one year following the date of death or disability or the stated expiration date of the option. The unexercised portion of an option (whether vested or not) will terminate, lapse and be forfeited if the optionee’s employment is terminated for “Cause” (as defined in the Option Agreement). In the event of a termination of employment for any other reason, the unexercised portion of the option that has vested will remain exercisable until the earlier of 90 days following the date of termination or the stated expiration date of the option. Notwithstanding the foregoing, if an optionee dies following the termination of his or her employment but prior to exercising the vested portion of his or her option within the above timeframes, then the period during which that portion of the option may be exercised will be extended by 12 months, subject in all cases to the stated expiration date of the option.

The optionees are generally prohibited from assigning or pledging their options except by will or the laws of descent and distribution. If permitted by applicable securities laws, however, an optionee may assign his or her option to his or her spouse, lineal ascendants, lineal descendants and to trusts for the benefit of the foregoing persons.

The options are subject in all cases to the terms and conditions of the Plan and, generally, may not be amended or terminated without the consent of the optionees.

The foregoing is only a summary of the material provisions of the Option Agreement and the Plan and is qualified in its entirety by the terms of the Option Agreement and the Plan. The form of Option Agreement is filed herewith as Exhibit 10.1, and a copy of the Plan was filed as Appendix A to the Company’s 2006 definitive proxy statement filed with the Securities and Exchange Commission on March 24, 2006.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

The exhibits filed with this Form 8-K are listed in the Exhibit Index that immediately follows the signatures hereto, which list is incorporated by reference into this item.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: March 20, 2012	By:	/s/ W. Moorhead Vermilye
W. Moorhead Vermilye
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Nonqualified Stock Option Agreement entered into pursuant to the Shore Bancshares, Inc. 2006 Stock and Incentive Compensation Plan (filed herewith)